ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Inc.
Announces 2009 Financial Results

KENNEWICK, WASHINGTON --- March 29, 2010 --- Electronic Systems Technology Inc. (EST)(OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2009.

EST reported sales for 2009 of $1,867,076 compared to $2,108,700 for 2008, reflecting a decrease of 11% from 2008 as the company's sales were negatively impacted by the continued world wide economic downturn experienced in 2009.  Net Income for 2009 was $24,495, or $0.00 per share, compared with a Net Loss of $(156,187), or $(0.03) per share, for 2008.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2009	December 31 2008
Sales	$ 1,867,076	$ 2,108,700
Net income (loss) before tax	22,599	(227,815)
Net Income (loss)	24,495	(156,187)
Weighted average common shares outstanding	5,158,667	5,157,916
Basic Earnings (loss) per Share Diluted Earnings (loss)per Share	$ 0.00 $0.00	$ (0.03) $(0.03)
Selected Balance Sheet Information
	Dec 31 2009	Dec 31 2008
Cash and cash equivalents	$ 919,608	$ 512,800
Total current assets	2,967,352	2,921,713
Property & equipment (net)	70,580	110,722
Total assets	3,070,872	3,059,875
Total current liabilities	90,000	93,548
Long-term debt	-0-	-0-
Stockholders' equity	2,959,372	2,931,727

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.

ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)                                                                                                                                                 www.esteem.com
415 N. QUAY STREET - KENNEWICK, WA 99336 - 509-783-5475 (FAX)